Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

CIBER REPORTS THIRD QUARTER AND YEAR-TO-DATE 2005 RESULTS

Updates Danish Projects; Sets Out Business Planning for 2006

GREENWOOD VILLAGE, Colorado – October 25, 2005 – Today CIBER, Inc. (NYSE: CBR) reported results for the quarter and nine months ended September 30, 2005.  Revenue was near the mid-range of guidance issued August 15, 2005.  The Company benefited from a lower income tax rate for the quarter which helped earnings by approximately $0.01/share; however, earnings ended up at the low end of guidance, in part as the two previously discussed Danish fixed-price public sector projects continued to incur greater costs than anticipated.

Third Quarter and Nine Months Results

Revenue for the third quarter of 2005 was $237.4 million. This represented an increase of $17.9 million (eight percent) over the third quarter revenue of 2004 of $219.5 million.  For the nine months ended September 30, 2005, revenue of $717.9 million was an increase of $110.1 million (18 percent) over the first nine months of 2004 revenue of $607.8 million.  Organic revenue growth was three percent for the quarter and three percent for the nine month period, both on a year-over-year basis.

Net income of $6.8 million for the September 2005 quarter was $1.6 million (19 percent) lower than the like 2004 quarter.  For the nine months ended September 30th, net income of $21.2 million represented a decrease of $1.1 million (5 percent) compared to the first nine months of 2004.

Sequentially, revenues decreased by $3.6 million (one percent), primarily due to the sale of the IBM vendor staffing business on August 12th, and in part due to less non-services revenue and seasonal factors.  Net income increased by $0.2 million (three percent) sequentially, primarily related to the lower income tax rate, but it was constrained by expenses of the August 2005 branding event at the International at Castle Pines PGA golf tournament and less European seasonal operating income.

GAAP EPS for the September quarter of $0.11/share was $0.02/share below year-ago results. For the nine-month period, GAAP EPS of $0.32/share was also $0.02/share below the 2004 period.

(MORE)

(In Millions, except per share data)

	Quarterly Data			9 Mos. YTD Data
	Yr. Ago Sep 04	Last Jun 05	Current Sep 05	Year Ago Sep 04	Current 2005
Revenue	$219.5	$241.0	$237.4	$607.8	$717.9
Net Income	$8.4	$6.6	$6.8	$22.3	$21.2
EPS GAAP	$0.13	$0.10	$0.11	$0.34	$0.32

Free Cash Flow:
Net Income	$8.4	$6.6	$6.8	$22.3	$21.2
Depreciation	3.2	2.8	2.8	7.7	8.5
Amortization	1.2	1.5	1.5	2.8	4.5
Capital Expenditures	(1.6)	(2.1)	(4.5)	(4.8)	(8.7)
Free Cash Flow	$11.2	$8.8	$6.6	$28.0	$25.5
Other CF Items*	1.5	12.4	(4.7)	(11.8)	(9.0)
Net FCF**	$12.7	$21.2	$1.9	$16.2	$16.5

* “ Other” CF Items, from the operating activities portion of the Statement of Cash Flows, vary with timing of receipts and payments and temporarily increase or decrease FCF.

** Net FCF is equal to net cash provided by operating activities from the Statement of Cash Flows, less Capital Expenditures.

Third Quarter Review

“Our results clearly demonstrate CIBER’s progress as a global custom and package IT services player with superior price-value, advanced solutions to multiple sectors and geographies, in both private and public sectors.  While we are disappointed with the unanticipated additional negative impact from the two Danish projects, we believe we have appropriately taken a conservative approach to this quarter’s results and booked only $0.25 million revenue on these projects.  This positions us to accrue revenue and minimize operating impacts here forward as these projects head toward completion by early 2006,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.  Please see the section below on these projects for further information.

Third Quarter Accomplishments

•                  CIBER’s U.S. ERP Practice (CIBER Enterprise Solutions) had its highest ever win rate in the quarter (approximately $40 million) with new business from City of High Point, N.C.; U.S. Naval Supply Command; Watson Wyatt Worldwide; University of Texas-Pan American; Northern Kentucky University; University of Houston; Bowling Green State University; Wyoming Department of Transportation; NACCO-Materials Handling; and Providence Health.

•                  CIBER’s State & Local Government Practice played a vital communications role with the City of New Orleans during and after Hurricane Katrina.  They also won a key $3 million project with the State of

Idaho during the quarter, a $4+ million health services contract in Pennsylvania, approximately $2 million in wins for Enspheric’s Security Practice, and several other project wins.

•                  CIBER’s Federal Government Practice new wins have been delayed in part as Federal monies have been diverted to various other causes and fiscal 2006 funding legislation remains on hold, but it did assist after Hurricane Rita with visual observations at the Port of Lake Charles, where CIBER had recently implemented its Harbor Management System.

•                  CIBER’s Custom Solutions Commercial Practice saw new business from several sectors in the quarter, partially offsetting the sale of the remaining IBM commodity staffing business.  New business was won with Gate Gourmet, T-Mobile, Cinergy, Clear Channel, RL Polk and Cabela’s, among others.

•                  CIBER Europe saw good progress in the Netherlands, Norway, Russia, Germany and other territories, including a long-term UK CRM proprietary software win with the British Olympic Association.

•                  CIBERsites began new projects for CVS Pharmacy, Wachovia, Trizetto and others.

•                  CIBER India also demonstrated a better delivery capability in its new Bangalore subsidiary.

•                  CIBER Asia was recognized by SAP for the first ever go-live SAP Retail project in the Philippines.

•                  CIBER Asia has also just been awarded a VAR license by SAP in Australia and is actively building up an SAP practice in Sydney focused on Retail Solutions.

New Chief Operating Officer

Effective September 6, David E. Girard joined CIBER as Executive Vice President/Chief Operating Officer.  Girard’s 23-year background in custom and package software environments, including COO of J.D. Edwards from 1998-2001, position him well for this opportunity.  Girard will initially be responsible for all of CIBER’s U.S. custom and package software practices, except its Federal Government Practice.

“I am very pleased to begin this challenge.  In my first 50 days I have visited with customers, branch operations from coast to coast, my direct reports and met an array of CIBER employees.  To a person, I have found CIBER’s staff capable, dedicated and committed to organic growth and margin expansion.  I also found that customers very much appreciate CIBER’s capabilities.  I look forward to closing 2005 strong and establishing our 2006 go-to-market programs during the fourth quarter,” said Girard.

Hurricanes Katrina & Rita

During the September quarter, America experienced two material hurricanes, Katrina and Rita.  CIBER does work in both areas affected, mainly from western Mississippi to western Louisiana.  Work done by CIBER employees, especially in New Orleans, was applauded by local officials.

“On balance, the financial impact of these hurricanes on the September quarter was favorable for our State & Local business revenues by approximately $1.5 million and nominally to pre-tax earnings, but the hurricanes have tended to disrupt Federal government contract awards and funding.  It is too early to be more specific, but the longer term effect is not thought to be meaningfully better or worse in either Practice,” said Slingerlend.

The Danish Projects

Operating results for 2005 have been materially affected by two fixed-price, public sector projects in Denmark.  At the outset of 2005, based on available information, CIBER did not anticipate the severity of the impact these projects would have on results, at least in part because circumstances have changed during the year.  In the Spring it was determined that more significant cost overruns would occur, and again in this quarter additional costs were added.

“We had originally forecasted that the negative impact of these projects would be substantially behind us by July 31st; however, during the third quarter, as a consequence of extensive testing, we decided to re-tool some of the base software code.  During the third quarter we also engaged an outside independent consultant to validate the progress of the larger project; this consultant re-verified his work recently.  Based on the consultant’s findings and our own assessments, we are confident we have appropriately booked the revenue and costs of these projects and that the projects are moving toward satisfactory conclusions,” said Terje Laugerud, CIBER’s European Chief Executive Officer.  “While we are very disappointed about the impact of these projects on CIBER’s consolidated results, we are confident we are now proceeding to project completions.”  Reduced project staff and an increase in billable consultants are pointing to an improved fourth quarter and profitable 2006 in Denmark.

Pipeline & Book-to-Bill

CIBER’s pipeline (US-only) increased $0.4 billion from June 30th to a record $2.0 billion.  The largest increases were in Custom Commercial operations ($0.3 billion) and ERP ($0.1 billion).  Third quarter wins were seasonally low in Europe, but healthy overall.  Wins were approximately $260 million (representing a book-to-bill of 1.1:1) for the quarter.

2006 Business Planning

Planning for 2006, with organic revenue growth and improved operating margins as the primary goals, has commenced.  Particular focus on revenue growth will be in Corporate America custom IT solutions.  With respect to margins, both State & Local Government Solutions and European operations can make the greatest strides.  A partial realignment of domestic operations, reporting to new COO Dave Girard, has been announced internally.  The emphasis of this realignment is to streamline the go-to-market programs of the domestic custom software business model.

Financial goals will be announced in February, but improved revenue growth and double-digit earnings growth are objectives of the planning process for 2006.  More details will be discussed on the quarterly conference call tomorrow.

Fourth Quarter Goals

“Recent wins are encouraging for the fourth quarter, and beyond.  Having summer holidays and our annual branding program costs behind us are also helpful, as is getting FASB’s EITF 00-21 accounting behind us at the State of Wisconsin project.  Improving State & Local Practice and European margins are important goals that are progressing,” continued Slingerlend.  “We are confident the fourth quarter will improve on the bottom line and bridge us to a good start on 2006.”

Fourth Quarter and Fiscal 2005 Guidance

As a backdrop to the fourth quarter, the last quarter of 2005 has fewer billing days than the third quarter and CIBER sold its remaining IBM staffing business on August 12, 2005.  “At this time, given circumstances as we understand them, we are forecasting fourth quarter revenue of $232-237 million and GAAP EPS of $0.10-0.12/share.  For calendar 2005, revenue is now forecasted at $950-955 million and GAAP EPS is forecasted to be $0.43-0.45/share,” concluded Slingerlend.

CIBER, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands, except per share data	2004	2005	2004	2005
Consulting services	$209,897	$228,927	$583,119	$691,658
Other revenues	9,554	8,458	24,665	26,247
Total revenues	219,451	237,385	607,784	717,905

Cost of consulting services	152,124	169,133	422,095	506,418
Cost of other revenues	5,090	5,162	16,283	15,109
Selling, general and administrative expenses	46,696	50,306	128,603	153,033
Amortization of intangible assets	1,223	1,454	2,839	4,513
Operating income	14,318	11,330	37,964	38,832
Other expense, net	(1,109)	(1,534)	(1,978)	(5,456)
Income before income taxes	13,209	9,796	35,986	33,376
Income tax expense	4,854	3,035	13,736	12,226
Net income	$8,355	$6,761	$22,250	$21,150

Earnings per share – diluted	$0.13	$0.11	$0.34	$0.32

Weighted average shares – diluted	74,245	65,341	73,998	70,111

For the three months ended September 30, 2004 and 2005, respectively, earnings per share – basic was $0.14 and $0.11 and weighted average shares – basic were 60,742 and 62,576.

For the nine months ended September 30, 2004 and 2005, respectively, earnings per share – basic was $0.37 and $0.34 and weighted average shares – basic were 60,088 and 62,593.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

In thousands	December 31, 2004	September 30, 2005

Assets
Current assets:
Cash and cash equivalents	$44,446	$35,095
Accounts receivable, net	206,108	210,802
Prepaid expenses and other current assets	18,163	17,537
Income taxes refundable	743	1,442
Deferred income taxes	5,421	5,261
Total current assets	274,881	270,137

Property and equipment, net	26,745	26,268
Intangible assets, net	449,645	437,885
Other assets	7,401	9,256
Total assets	$758,672	$743,546

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$28,200	$23,670
Accrued compensation and related liabilities	46,491	49,720
Other accrued expenses and liabilities	50,405	48,293
Income taxes payable	10,914	8,566
Total current liabilities	136,010	130,249

Long-term line of credit – bank	48,704	39,357
Long-term debentures	175,000	175,000
Other long-term liabilities	17,418	18,380
Total liabilities	377,132	362,986

Minority interest	3,877	3,114

Shareholders’ equity	377,663	377,446
Total liabilities and shareholders’ equity	$758,672	$743,546

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
In thousands	2004	2005

Operating activities:
Net income	$22,250	$21,150
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,736	8,476
Amortization of intangible assets	2,839	4,512
Deferred income taxes	8,646	4,732
Provision for doubtful receivables	219	653
Other, net	681	1,551
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(16,940)	(9,614)
Other current and long-term assets	584	(1,306)
Accounts payable	1,364	(3,824)
Accrued compensation and related liabilities	(9,807)	4,901
Other accrued expenses and liabilities	(3,063)	(2,563)
Income taxes payable/refundable	6,482	(3,391)
Net cash provided by operating activities	20,991	25,277

Investing activities:
Acquisitions, net of cash acquired	(98,953)	(9,567)
Sale of IBM staffing business	—	1,000
Capitalized software development costs	—	(1,618)
Purchases of property and equipment, net	(4,782)	(8,736)
Net cash used in investing activities	(103,735)	(18,921)

Financing activities:
Employee stock purchases and options exercised	6,288	4,251
Purchases of treasury stock	(8,746)	(5,986)
Repayment of debt of acquired company	(52,628)	—
Borrowing (Payments) on long-term bank line of credit (net)	29,258	(9,347)
Minority shareholder capital contribution	294	271
Borrowings on term note (net)	4,800	(1,800)
Net cash used in financing activities	(20,734)	(12,611)
Effect of foreign exchange rate changes on cash	(407)	(3,096)
Net decrease in cash and cash equivalents	(103,885)	(9,351)
Cash and cash equivalents, beginning of period	132,537	44,446
Cash and cash equivalents, end of period	$28,652	$35,095

Supplemental Information:

CIBER, Inc.

Operating Results Analysis

For the Quarter and Nine Months Ended September 30, 2005

(unaudited)

($ In thousands)

	Three Months Ended				Nine Months Ended
	September 30, 2004		September 30, 2005		September 30, 2004		September 30, 2005
By Divisions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Revenue
U.S. Custom
Commercial*	$90.3	41%	$90.2	38%	$264.1	43%	$267.2	37%
Federal	40.9	19	39.6	17	106.5	18	123.5	17
State & Local	29.4	13	32.0	13	86.3	14	93.9	13
U.S. Package	22.3	10	25.1	11	66.1	11	76.4	11
Europe*	37.1	17	51.2	21	86.9	14	158.7	22
Corporate Elims.	(0.5)	—	(0.7)	—	(2.1)	—	(1.8)	—
Total	$219.5	100%	$237.4	100%	$607.8	100%	$717.9	100%

Operating Income		% of Div. Revenue		% of Div. Revenue		% of Div. Revenue		% of Div. Revenue
U.S. Custom
Commercial*	$8.3	9%	$7.0	8%	$22.2	8%	$21.2	8%
Federal	6.0	15	5.6	14	14.9	14	16.5	13
State & Local	2.3	8	1.5	5	7.3	8	5.4	6
U.S. Package	2.0	9	2.5	10	5.0	8	7.9	10
Europe*	2.4	6	1.7	3	6.2	7	6.2	4
Corporate	(5.5)	(3)	(5.5)	(2)	(14.8)	(2)	(13.9)	(2)
EBITA	$15.5	7	$12.8	5	$40.8	7	$43.3	6
Amortization Expense	(1.2)	—	(1.5)	—	(2.8)	(1)	(4.5)	(1)
Operating Income	$14.3	7%	$11.3	5%	$38.0	6%	$38.8	5%

*U.S. includes India’s results; Europe includes Eastern Asia

Average Headcounts: (~)
Billable	6,700	7,000	6,200	7,000
Total	7,600	8,000	7,100	8,100

Utilization (~)	87%	86%	89%	88%

Avg. Bill Rates (~)	$72.00	$76.00	$72.00	$75.00

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